Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of

February 5, 2008,

By and among

Barnhill’s Buffet, Inc.

as Seller

And

Starlite Holdings, Inc.,

as

Buyer

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2008, is by and among BARNHILL’S BUFFET, INC., a Tennessee corporation (the “Seller or the Company”) and STARLITE HOLDINGS, INC., a wholly owned subsidiary of Star Buffet, Inc., a Delaware corporation, (together with any successor and assigns, the “Buyer”).

RECITALS

A.                                   The Seller is engaged in the business of operating a chain of restaurants known as Barnhill’s Buffet that specialize in Southern-style buffet dining and catering.

B.                                     On the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell, and the Buyer desires to acquire certain assets and assume certain liabilities of Seller’s restaurants listed on Exhibit A attached hereto (collectively, the “Restaurants”), and to assume certain real property and personal property leases as well as certain contracts related thereto necessary for the operation of the Restaurants.

C.                                     On or about December 3, 2007, the Seller commenced a proceeding (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Middle District of Tennessee (the “Bankruptcy Court”) by filing a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (the date of such filing being the “Petition Date”).

D.                                    The Seller and the Buyer have agreed that the transactions contemplated hereby shall be accomplished through a sale and assignment of assets to the Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code.

E.                                      The Seller and the Buyer contemplate a closing of the transactions on the Target Date (as defined in Section 2.3 herein) following the entry of the Sale Order (as defined in Section 7.2), which Sale Order shall not be subject to any stay, as of the Closing Date (as defined in Section 2.3).

F.                                      All disclosure schedules and exhibits referred to herein are hereby incorporated by reference and, taken together with this Agreement (including the foregoing Recitals) shall constitute but a single agreement.

ARTICLE 1

PURCHASE AND SALE

1.1                                 Assets.  Subject to the terms of this Agreement and pursuant to Sections 363 and 365 of the Bankruptcy Code, Seller agrees to sell, transfer, convey and/or assign to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing (as defined in Section 2.3), all of Seller’s right, title and interest, whatsoever, in and to the assets described below and in the following manner (collectively, the “Assets”) free and clear of all Encumbrances (as defined in Article 10):

(a)                            Store Inventory.  At the Closing but effective as of the Effective Time (as defined in Section 2.6), Seller shall sell, transfer and assign to Buyer all of Seller’s right, title and interest in and to all of the inventory on hand (including raw materials, work in process and finished goods) at the Restaurant Sites.

(b)                           Real Property Lease Assignments.  Described in Exhibit A are locations of certain restaurant sites leased by Seller (the “Restaurant Sites”) that constitute all of the sites on which the Restaurants are located.  Subject to Section 1.6, at the Closing but effective as of the Effective Time, Seller shall transfer, sell and assign to Buyer all of Seller’s right, title and interest in and to the leases for the Restaurant Sites (the “Assumed Leases”) free and clear of all Encumbrances.

(c)                            Tangible Personal Property.  At the Closing but effective as of the Effective Time, Seller shall sell, transfer and assign to Buyer, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to all tangible personal property owned or leased by Seller and located at the Restaurant Sites, including, without limitation, certain leasehold improvements and fixtures located at the Restaurant Sites and further including, without limitation, the items described on Exhibit B (the “Tangible Personal Property”).

(d)                           Personal Property Leases and Executory Contract Assignments.  Described in Exhibit C are certain personal property leases (“Personal Property Leases”) as well as certain licenses (including, without limitation, licenses relating to computer hardware and software), contracts, third-party warranties, arrangements and other agreements that may constitute executory contracts under Section 365 of the Bankruptcy Code (“Executory Contracts” and together with the Assumed Leases and the Personal Property Leases, the “Assigned Agreements”) to which the Seller is a party, relating to the business conducted at the Restaurant Sites.

(e)                            Books and Records.  At the Closing, Seller shall sell, convey, transfer and assign to Buyer all of Seller’s right, title and interest in and to all “Books and Records” (including the right of possession) located at the Restaurants and/or Seller’s corporate headquarters that relate to the business conducted at the Restaurant Sites and/or the ownership of the Assets.  Following the Closing, Seller shall have the right to retain copies of any Books and Records transferred to Buyer.    “Books and Records” means all sales records, purchase records, customer lists, supplier lists, advertising and promotional materials, health inspection records including all records regarding the Occupational Safety and Health Act and similar government examinations and clearances, correspondence and other records, real estate and developmental data, blueprints.

(f)                              Perpetual License of Trade names.  At the Closing but effective as of the Effective Time, Seller shall grant to Buyer a perpetual license to use any trade names, trademarked names, or graphics owned by Seller for purposes of operating the Restaurants (the “License”).

1.2                                 Excluded Assets.  Except for the Assets set forth in Section 1.1, all other assets of Seller are excluded from the purchase and sale contemplated by this Agreement.  For the avoidance of doubt, subject to Section 9.3, all security deposits, refunds, deposits and prepaid expenses of Seller, whether or not they relate to a property subject to an Assignment Agreement, are not Assets to be transferred to Buyer (the “Prepaid Charges”).

1.3                                 Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following specifically enumerated obligations and liabilities of Seller (the “Assumed Liabilities”):

(a)                            All liabilities and obligations arising after the Closing Date with respect to or arising under the Assets;

(b)                           All liabilities, obligations and commitments under the Assigned Agreements accruing with respect to any periods after the Effective Time or requiring payment of an obligation which becomes due and payable after the Effective Time and which, in any event, is attributable to the period after the Effective Time; and

(c)                            All liabilities, obligations and commitments accruing with respect to any periods after the Effective Time requiring payment of an obligation which, in any event, becomes due and payable after the Effective Time resulting from, caused by or arising out of, directly or indirectly, the conduct by Buyer in operating the business at the Restaurant Sites.

1.4                                 Retained Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller, whether primary or secondary, direct or indirect, other than the Assumed Liabilities.  Seller shall retain all liabilities and obligations of Seller other than the Assumed Liabilities to the extent specifically provided in Section 1.3  subject to the prorations set forth in Section 9.3 (all such liabilities and obligations retained by Seller being referred to herein as the “Retained Liabilities”).  By way of illustration, and not of limitation, Retained Liabilities include:

(a)                            All liabilities, obligations and commitments of Seller or any predecessor(s) or Affiliate(s) of Seller relating to Taxes (as defined in Article 10) with respect to the Assets or otherwise, for all periods, or portions thereof, on or prior to the Closing Date, subject to the prorations set forth in Section 9.3;

(b)                           All liabilities, obligations and commitments for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement;

(c)                            Liabilities, obligations and commitments for which Buyer does not expressly assume an obligation or liability as described in Section 1.3;

(d)                           Liabilities, obligations and commitments for any borrowed money incurred by Seller or any predecessor(s) or Affiliate(s) of Seller; and

(e)                            All liabilities, obligations and commitments of Seller, whether known or unknown, disclosed or undisclosed, resulting from, caused by or accruing out of, at any time, directly or indirectly, the conduct of its business or ownership or lease of any of its properties or assets or any properties or assets previously used by Seller at any time prior to or on the Closing Date.

1.5                                 Sale and Assignment Pursuant to Bankruptcy Code.  All the sales, assumptions and assignments contemplated by this Article 1 shall be subject to Bankruptcy Court approval pursuant to, among other things, Sections 363 and 365 of the Bankruptcy Code.

1.6                                 Assigned Agreements.  Seller shall assume and assign to the Buyer all of the Assigned Agreements.  Set forth on Exhibits A and C is certain information describing the monetary obligations associated with the Assigned Agreements and any monetary defaults there under as of the Petition Date (the “Cure Amounts”). To the extent required by the Bankruptcy Court under the Bankruptcy Code in order to permit the assumption and assignment of the Assigned Agreements to the Buyer pursuant to this Agreement, (i) the Buyer hereby agrees to pay the Cure Amounts listed in Exhibits A and C, (ii) the Buyer shall provide adequate assurances of future performance as required by the Bankruptcy Code with respect to each Assigned Agreement and (iii) at the Closing, any obligations that have accrued but are not yet due for payment under the Assigned Agreements shall be pro-rated between the Seller and Buyer as of the Closing in accordance with Section 9.3.

ARTICLE 2

CONSIDERATION; ALLOCATION; PAYMENT

2.1                                 Assumption; Purchase; Consideration.  In consideration of the sale, conveyance, transfer and/or assignment of the Assets as provided in Article 1, and subject to the provisions of this Agreement, at the Closing Buyer shall:

(a)                            assume the Assumed Liabilities; and

(b)                           purchase the Assets for the Purchase Price (as defined below).

2.2                                 Purchase Price.  The purchase price for the sale of the Assets shall be $1,000,000.00 in cash (the “Purchase Price”).

2.3                                 Closing.  The “Closing” of the transactions contemplated herein, including payment of the Purchase Price, shall take place at the offices of the Company or such other location in Nashville, TN as may be agreed upon, no later than five (5) days following the entry of the Sale Order (the “Target Date”) (or such earlier date as Buyer and Seller may mutually agree, the “Closing Date”); provided, that no stay of the Sale Order shall be in effect and provided, further, that the Sale Order shall contain a waiver of the automatic ten (10) day stay under Rule 6004(h) of the Federal Rules of Bankruptcy Procedure; provided, further, however, that in no event unless otherwise agreed in writing shall the Closing take place on a date which is after February 14, 2008 (the “Termination Date”).  At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to one or more bank accounts of Seller, or as directed by Seller in accordance with the terms of the Sale Order approved by the Bankruptcy Court.

2.4                                 Allocation.  On or before the date that is five (5) days before the Closing Date, the Seller and the Buyer will agree upon an allocation of the Purchase Price covering the Assets for federal, state and local Tax purposes.  The Seller and the Buyer will implement, report and accept such allocation for federal, state and local Tax purposes.  The parties agree that such allocations will not in any way limit their respective rights and obligations under the Sale Documents (as defined in Section 3.2) in respect of representations, warranties, covenants and agreements and the breach thereof or damages therefore.

2.5                                 Transfer Taxes.  Buyer shall pay all sales, transfer and use taxes, if any, that arise from the Transaction.   The parties will reasonably cooperate to minimize any such taxes.

2.6                                 Effective Time.  The effective time of the transactions contemplated hereby shall be 12:01 a.m. (Nashville, Tennessee time) on the first day following the Closing (the “Effective Time”), notwithstanding the fact that the actual physical exchange of documents shall take place at the Closing.

2.7                                 Deposit.  Upon the execution of this Agreement, Buyer shall place in escrow with Seller’s counsel a refundable purchase price deposit of $1,000 in cash.  One day prior to the Sale Hearing, an additional refundable purchase price deposit in the amount of $99,000 in cash shall be placed in escrow with Seller’s counsel (all such cash placed in escrow hereinafter referred to as the “Deposit”), all of which shall be placed in an interest-bearing account.  Upon Closing, the Deposit will be applied against the Purchase Price.  Otherwise, the deposit will either be returned to Buyer or paid to Seller as specified in Section 8.2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as set forth in the schedules referenced herein, to the extent (ii) it would not reasonably be expected to result in a Material Adverse Effect, (iii) the Bankruptcy Court determines otherwise, and (iv) the Bankruptcy Code provides otherwise, as an inducement to Buyer to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to Buyer as follows:

3.1                                 Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee and has full organizational power and organizational authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease.

3.2                                 Power and Authorization.  Subject to approval by the Bankruptcy Court, Seller has full power and authority to execute and deliver this Agreement and any agreement, document, certificate or instrument being delivered pursuant to or in connection with the transactions contemplated by this Agreement (collectively, the “Sale Documents”) to perform its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Sale Documents, and the performance by Seller of its obligations hereunder and there under, and the consummation of the transactions contemplated hereunder and there under, have been duly authorized by Seller.  This Agreement and the other Sale Documents upon execution and delivery by Seller and upon approval of the Bankruptcy Court will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.3                                 No Violation.  Except as set forth on Schedule 3.3 hereto, the execution, delivery and performance by Seller of this Agreement and the other Sale Documents and the consummation or performance of the transactions contemplated herein and therein do not and will not:

(a)                            conflict with, result in the breach, modification, termination or violation of, or loss of any benefit under, constitute a default under, accelerate the performance required by, result in or give rise to a right to amend or modify the terms of, result in the creation of any lien upon any assets or properties, or in any manner release any party thereto from any obligation under, any material mortgage, note, bond, indenture, contract, agreement, lease, license or other instrument or obligation of any kind or nature by which Seller, or any of its properties or assets, may be bound or affected;

(b)                           contravene or conflict with, or result in a violation of, result in any loss of benefit under, or give any Person the right to challenge any of the transactions contemplated by this Agreement and the other Sale Documents or to exercise any remedy or obtain any relief under, any permit, concession, franchise, order, judgment, writ, injunction, law, rule, ordinance, regulation, statute or decree applicable to Seller; or

(c)                            conflict with or violate any provision of the certificate of incorporation, bylaws or resolutions adopted by the board of directors or stockholders, each as heretofore amended, of Seller.

3.4                                 No Consent Required.  Except for Bankruptcy Court approval or as otherwise contemplated by this Agreement [or as set forth on Schedule 3.4 hereto], no consent, approval, order or authorization of, or declaration, filing or registration with, any Person, entity or governmental authority is required to be made or obtained by Seller in connection with the authorization, execution, delivery or performance of this Agreement, the other Sale Documents or the transactions contemplated hereby and thereby.

3.5                                 Compliance with Laws; Permits.  To the Knowledge of the Seller, Seller is in material compliance with all laws, regulations, rules, ordinances, orders and other requirements applicable to the operation, conduct or ownership of the business conducted at the Restaurant Sites.  Seller holds all of the required permits, licenses, approvals and authorizations of any Governmental Unit (as defined in Article 10) or third parties (collectively, “Permits”) necessary or appropriate for the conduct of its business at the Restaurant Sites.  To the Knowledge of the Seller, all such Permits are in full force and effect, and will remain with Seller upon, and will not be affected by, the Closing; there is no condition, nor has any event occurred, which constitutes or with the giving of notice or passage of time or both would constitute a violation of the terms of any Permit and no cancellation, modification or revocation of any of the Permits is pending or threatened.

3.6                                 Property.

(a)                            Seller has good and marketable title or rights as lessee to all real, personal, mixed, tangible and intangible property of any kind or nature owned or used by Seller at the Restaurant Sites, constituting the Assets, in each case free and clear of all Encumbrances, except for Encumbrances identified on Schedule 3.6(a) hereto on the date hereof.  The Assets located at the Restaurant Sites (a) constitute all the assets, of any nature whatsoever, necessary at the Restaurant Sites in order for Seller to operate its business at the Restaurant Sites in the manner such business is presently operated by Seller, and (b) include all of the operating assets of Seller at the Restaurant Sites.  Upon the execution of this Agreement, Buyer shall have the right to communicate with landlords (and other parties in the leasehold chain) regarding the leaseholds related to the Restaurant Sites.

(b)                           Seller has a valid leasehold interest to all of the Assumed Leases.  Each of the Assumed Leases is the subject of a written lease agreement and there are no oral terms inconsistent with the written terms thereof.  Except as set forth on Schedule 3.6(b), to the Knowledge of the Seller, no work has been performed on, or materials supplied to, any of the Assumed Leases within the applicable statutory period which would give rise to any mechanic’s or materialmen’s liens for any amount in excess of $1,000.

3.7                                 Condition of Property and Related Matters.

(a)                            All buildings, machinery, equipment and other tangible assets constituting the Assets and used by Seller in the conduct of its business at the Restaurant Sites, including but not limited to the Tangible Personal Property, are in fair or good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put.  All such assets and property are located at real property locations constituting the Restaurant Sites.

3.8                                 Material Contracts.  With respect to the business conducted at the Restaurant Sites, Seller has not entered into nor is it bound by any contract, agreement or commitment of an amount or value in excess of $50,000 in the aggregate, written or oral, including without limitation any obligations for money borrowed (the “Material Contracts”); true, correct and complete copies of all written Material Contracts previously have been furnished to Buyer.  Except as set forth on Schedule 3.8, to the Knowledge of the Seller, Seller is not in default, and no event has occurred or circumstances exists that, with or without which, the giving of notice or the passage of time or both, may contravene, conflict with, result in a breach of or constitute a default by Seller, or any other party under any Material Contract or any other obligation owed by Seller, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Material Contract or obligation.  The consummation of the transactions contemplated by the Sale Documents will not result in a breach of or constitute a default under, any Material Contract or the right of any other party to the Material Contract to terminate the same and there are no negotiations pending to revise the terms of any such Material Contracts.

3.9                                 Employee Matters.

(a)                            Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to the

Knowledge of Seller, attempting to represent any employees employed in the operation of the business conducted at the Restaurant Sites.  Since February 11, 2005, there has not occurred or, to the Knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the business conducted at the Restaurant Sites.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of Seller, threatened with respect to any employee employed in the operation of the business conducted at the Restaurant Sites.  The Seller has complied with all provisions of all Legal Requirements (as defined in Article 10) pertaining to the employment of employees, including, without limitation, all such Legal Requirements relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material Liability or obligation on the part of the Buyer, and has not had or resulted in, and is not expected to have or result in, a Material Adverse Effect (as defined in Article 10).

(b)                           Buyer shall have no Liability on account or with respect to any benefits due Seller’s employees (including without limitation any Liability arising in connection with or with respect to any of the following: compensation, unemployment insurance contributions, termination payments, severance payments, retirement, pension, profit-sharing, retirement plans, bonus, vacation, disability, health, accrued sick leave or other employee benefit plans, agreements or understandings).  The terms and conditions (including the scope and amount of all benefits) under which any employment will be offered to employees of Seller by Buyer shall be determined by Buyer in its sole discretion.

3.10                           Books and Records.  All the books, records and accounts of Seller relating to the Restaurant Sites, all of which have been made available to Buyer, are in all material respects accurate and complete, accurately reflect all matters normally recorded in the books, records or accounts of Seller in accordance with Seller’s historical practices, are in all material respects in compliance with all laws and regulations applicable to Seller as they relate to the business conducted at the Restaurant Sites and accurately present and reflect in all material respects the transactions described therein.

3.11                           Taxes.  Except as set forth on Schedule 3.11, all Tax returns, reports and declarations required by any governmental authority to be filed in connection with Seller’s ownership or lease of the Assets or the operation of the business conducted at the Restaurant Sites have been timely filed and, to the Knowledge of Seller, are complete and correct in all material respects and all Taxes related thereto have been paid.

3.12                           Litigation.  Except as set forth in Schedule 3.12, there is no claim, counter-claim, action, suit, order, proceeding or investigation pending, in law or in equity, or, to the Knowledge of Seller, threatened against or involving Seller, with respect to the business conducted at the Restaurant Sites (or pending or, to the Knowledge of Seller, threatened against any of the officers, directors or key employees of Seller with respect to business activities (including any products sold) at the Restaurant Sites conducted on behalf of Seller) with respect to or affecting Seller, its accounts, business, properties, assets or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer or before any arbitrator; nor to the Knowledge of Seller, is there any reasonable basis for any such claim, action, suit, proceeding or governmental, administrative or regulatory investigation that would result in a Material Adverse Effect.  Seller is not directly subject to or affected by any order, judgment, decree or ruling of any court or governmental agency relating to affecting the Restaurant Sites.  Seller has not received any written opinion or memorandum of legal advice from legal counsel to the effect that it is exposed to any liability which may be material to the business, prospects, results of operations, financial condition or assets of Seller at the Restaurant Sites.

3.13                           Environmental and Safety Requirements.

(a)                            To the Knowledge of Seller, Seller is in material compliance with all applicable Environmental and Safety Requirements (as defined below) at the Restaurant Sites and Seller possesses all required permits, licenses and certificates for the Restaurants, and has filed all notices or applications, required thereby.   To the Knowledge of Seller, Seller has not received any notice or other communication from any party with respect to Seller’s failure to comply with Environmental and Safety Requirements.  For purposes of this Agreement, “Environmental and Safety Requirements” means all federal, state, provincial, foreign and local laws, bylaws, rules, regulations, ordinances, decrees, orders, statutes, actions, guidelines, standards, arrangements, injunctions, policies and requirements relating to public health and safety, worker health and safety, disabilities, pollution and protection of the environment (including without limitation the handling of any polluted, toxic or hazardous materials), all as amended;

(b)                           To the Knowledge of the Seller, the properties at the Restaurant Sites are not subject to any, nor are there any facts or circumstances which Seller reasonably believes could form the basis for any, Liability, contingent or otherwise arising out of any Environmental and Safety Requirements.  There are no pending or, to the Knowledge of Seller, threatened claims or Encumbrances for Seller’s failure to comply with any Environmental and Safety requirements.  Seller does not have in its possession or under its control at the Restaurant Sites any hazardous substances, except those hazardous substances as are used in the ordinary course of the business of Seller and are used or maintained in compliance with the Environmental and Safety Requirements;

(c)                            To the Knowledge of the Seller, during the period Seller has occupied the Restaurant Sites, there has been no Release (as defined in Article 10) or threat of Release, of any hazardous materials at or from the Restaurant Sites or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Restaurant Sites, or from any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest or, to the Knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person; and

(d)                           Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to hazardous materials or hazardous activities in, or, or under the Restaurant Sites, or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental and Safety Requirements.

3.14                           Store Inventory.  All of the Store Inventory is located at one or more of the Restaurant Sites.

3.15                           No Undisclosed Liabilities.  Seller has not incurred any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or related to the business conducted at the Restaurant Sites, except (a) as set forth in Schedule 3.15, (b) as and to the extent disclosed or reserved against in the most recent balance sheet of Seller provided to Buyer, and (c) for liabilities and obligations that were (i) incurred in the ordinary course of business consistent with past practice and (ii) individually or in the aggregate are not material to the business conducted at the Restaurant Sites and have not had or resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

3.16                           Disclosure.  No representation or warranty or other statement made by Seller in this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

3.17                           Brokers, Finders, etc.  Other than Brookwood Associates, retained by the Seller as its investment banker in connection with the transactions set forth in this Agreement, all negotiations relating to this Agreement and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against the Buyer or any of its subsidiaries for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sale representative of or consultant to Seller upon consummation of the transactions contemplated hereby or thereby.  Buyer shall have no obligation to pay the fees and expenses of Brookwood Associates.

3.18                           Notice of Sale.  Notice of this Agreement and Notice of the Sale Order and the hearings therefore will be duly and properly given to all known creditors and parties in interest in the Bankruptcy Case, including but not limited to, any parties holding consensual or nonconsensual liens on the Assets, the non-Seller parties to the Assigned Agreements being assumed pursuant to this Agreement, the employees at the Restaurant Sites, and applicable taxing and governmental authorities.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into and perform its respective obligations under this Agreement, Buyer hereby represents and warrants to Seller as follows:

4.1                                 Organization and Good Standing; Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of [Delaware] and has full power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease.

4.2                                 Authorization.  Buyer has full power and authority to execute and deliver this Agreement and any agreement, document, certificate or instrument being delivered pursuant to or in connection with the transactions contemplated by this Agreement, to perform its obligations hereunder and there under and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Sale Documents, and the performance by Buyer of its obligations hereunder and there under, and the consummation of the transactions contemplated hereunder and there under, have been duly authorized by Buyer.  This Agreement and the other Sale Documents upon execution and delivery by Buyer shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

4.3                                 No Violation.  The execution, delivery and performance by Buyer of this Agreement and the other Sale Documents and the consummation of the transactions contemplated herein and therein do not and will not:

(a)                            conflict with, result in the breach, modification, termination or violation of, or loss of any benefit under, constitute a default under, accelerate the performance required by, result in or give rise to a right to amend or modify the terms of, result in the creation of any Encumbrance upon any assets or properties, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, lease, license or other instrument or obligation of any kind or nature by which Buyer or any of its properties or assets may be bound or affected;

(b)                           conflict with, violate or result in any loss of benefit under, any permit, concession, franchise, order, judgment, writ, injunction, regulation, statute or decree; or

(c)                            conflict with or violate any provision of the articles of organization or operating agreement, each as heretofore amended, of Buyer.

4.4                                 No Consent Required.  Except as otherwise contemplated by this Agreement, no consent, approval, order or authorization of, or declaration, filing or registration with, any person, entity or governmental authority is required to be made or obtained by Buyer in connection with the authorization, execution, delivery or performance of this Agreement, the other Sale Documents or the transactions contemplated hereby.

4.5                                 Financing Commitment.  Buyer has sufficient funds to pay the Purchase Price or, alternatively, has secured a financing commitment from a third party in an amount sufficient to pay the Purchase Price.

4.6                                 “AS IS” Transaction.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 3 ABOVE, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ASSETS.  BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT, EXCEPT FOR ANY

REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 AND THE CONDITION OF TITLE TO THE ASSETS CONFERRED BY THE SALE ORDER, BUYER IS PROCEEDING WITH ITS ACQUISITION OF THE ASSETS BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, BUYER WILL ACCEPT THE ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE 5

COVENANTS AND OTHER TERMS

Except (i) to the extent it would not reasonably be expected to result in a Material Adverse Effect, (ii) to the extent the Bankruptcy Court determines otherwise, and (iii) to the extent the Bankruptcy Code provides otherwise, Seller and Buyer covenant and agree as follows:

5.1                                 Conduct of Business.  Seller agrees that from the date of this Agreement through the earlier to occur of (x) the Closing Date, and (y) the date on which this Agreement is terminated in accordance with the provisions of Section 8.1 hereof, the Seller will:

(a)                            Conduct of Business.  Use commercially reasonable efforts to conduct the business at the Restaurant Sites in the ordinary course and in substantially the same manner as such business has previously been carried out, without limiting the foregoing, the Seller will use commercially reasonable efforts to maintain adequate inventory levels and adequate staffing levels, and the Seller will not engage in any transactions not in the ordinary course.

(b)                           Representations and Warranties; Conditions.  Use commercially reasonable efforts not to engage in any practice, take any action, fail to take any action or enter into any transaction that could reasonably be expected to (i) cause any of the representations and warranties herein to be untrue, inaccurate or incorrect at any time, or (ii) result in any of the conditions set forth in Section 6.1 not being satisfied on or prior to the Termination Date.

(c)                            Sale of Assets; Liens.  Not (i) transfer, convey, sell or encumber any of the Assets, except inventory sold in the ordinary course of its business, or Encumbrances granted under the Seller’s post-petition financing facility or otherwise authorized by the Bankruptcy Court, or (ii) dispose of, or trade in, any of the Tangible Personal Property.

(d)                           Maintenance of Relationships.  Subject to Seller’s responsibilities as a debtor-in-possession under the Bankruptcy Code, use commercially reasonable efforts to preserve its current relationships with its customers, suppliers, vendors and other Persons with which it has significant business relationships.  Subject to Bankruptcy Court approval, continue to honor gift certificates / coupons tendered by customers and take all commercially reasonable steps to ensure that the Seller’s suppliers and vendors continue to provide product and services to the Seller during the pendency of the Bankruptcy Case and to the Buyer after Closing on ordinary trade and credit terms.  The Seller shall notify Buyer in writing within five (5) Business Days of the receipt of any written notice or Knowledge of the Seller (without due inquiry) to the effect that any current material vendor or supplier of the Seller or other party to any Assigned Agreement could reasonably be expected to terminate or materially alter its business relations with the Seller, either as a result of the Bankruptcy Case, the transactions contemplated herein or otherwise.

5.2                                 Non-Interference.  Seller shall not take any actions that impair or interfere with the rights of Buyer hereunder.

5.3                                 Notices and Consents.  Seller shall be responsible for obtaining prior to the Closing all waivers, permits, consents, approvals or other authorizations from third Persons and Governmental Units, if any, and to effect all such registrations, filings with and notices to third Persons and Governmental Units, including all local, county, state and federal taxing authorities, as may be necessary in order to permit the consummation of the transactions contemplated by this Agreement free and clear of all Encumbrances.  Buyer shall use reasonable efforts to assist Seller in obtaining such waivers, permits, consents, approvals and authorizations and in making such registrations and filings.

5.4                                 Solicitation of Employees.  Upon execution of this Agreement by both Buyer and Seller, Buyer may discuss with any of Seller’s employees at the Restaurants their employment by Buyer after the Closing.  Buyer may discuss employment with other Seller employees only upon written request and approval.  Upon the Closing, Seller shall terminate all of the employees employed by Seller at the Restaurants.   Buyer will have the right, but not the obligation, to interview and hire any such employee of Seller, and Seller and Buyer shall cooperate to effect an orderly transition of any present or former employees of Seller to be hired by Buyer, in its sole discretion, upon or after the Closing.

5.5                                 Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary to consummate the transactions contemplated by this Agreement, including, without limitations, the prompt preparation and filing by Seller of all necessary pleadings, motions and notices in connection with the approval by the Bankruptcy Court of this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO THE CLOSING

6.1                                 Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Buyer (provided, however, that (1) the parties acknowledge and agree that any representations and warranties of the Seller contained in Article 3 of this Agreement and referenced in this Section 6.1 are qualified in their entirety by those qualifications set forth in clauses (i) through (iv) of the introductory paragraph to such Article 3, and (2) any covenants of the Seller contained in this Agreement and referenced in this Section 6.1 are qualified in their entirety by those qualifications set forth in clauses (i) through (iii) of the introductory paragraph to Article 5):

(a)         Representations and Warranties; Performance of Agreements.  Subject to the acknowledgments set forth in Section 4.6, (i) all of the representations and warranties of the Seller set forth herein and any related Sale Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (or, if made as of a specified date, as of such date); (ii) the Seller shall have performed and complied in all material respects with all of their covenants and other obligations contained in this Agreement required to be performed or complied with by Seller at or before the Closing; and (iii) the Buyer shall have received a certificate on behalf of the Seller as to the fulfillment of the conditions set forth in clauses (i) and (ii) above, which certificate shall have the effect of a representation and warranty of the Seller as to the matters set forth therein.

Required Consents.  The Buyer shall have received copies of all of the consents, permits, and regulatory approvals necessary to consummate the transactions contemplated by this Agreement.

(b)         Ancillary Agreements.  The Buyer shall have received the following Sale Documents, each dated as of the Closing Date and in full force and effect as of the Closing Date:

(i)            one or more Bills of Sale, duly executed by the Seller, the forms of which shall be submitted by Buyer on or before such date that is two (2) Business Days prior to the Sale Hearing (each, a “Bill of Sale”);

(ii)           the License, duly executed by the Seller, the form of which shall be identical to the license granted by Seller to Star Buffet Management, Inc., pursuant to that certain Asset Purchase Agreement dated as of December 2, 2007; and

(iii)          all other instruments of transfer, duly executed by the Seller as shall be reasonably necessary or appropriate to vest in the Buyer good and indefeasible title to the Assets and to permit the Buyer to conduct the business at the Restaurant Sites without interruption.

(c)         No Legal Obstruction.  Except as is otherwise contemplated by the Bankruptcy Case, no suit, action or proceeding not disclosed in the schedules to this Agreement by any Person, entity or governmental agency shall be pending or threatened in writing, which if determined adverse to Seller, or Buyer’s interests, could reasonably be expected to have a Material Adverse Effect.  No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any governmental agency challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Buyer to dispose of or discontinue or materially restrict the operations of a significant portion of Seller’s business conducted at the Restaurants. The obligations of the buyer under this Agreement to consummate the transaction contemplated hereby shall be subject to Buyers confirmation that the restaurants identified in the Agreement have been continuously operated since January 22, 2008 and continue to be in operation at the time of closing.

(d)         Damage or Destruction.  From the date hereof until the Closing, there shall have been no loss or destruction of any portion of the properties or assets of Seller at the Restaurants, nor any institution or threat of any condemnation or other proceedings to acquire or limit the use of any of the properties or assets of Seller at the Restaurants, which (in any such case) could reasonably be expected to result in a Material Adverse Effect.

(e)         Bankruptcy Court Approval.  The Sale Order shall have been entered and shall be in form and substance reasonably satisfactory to Seller and Buyer, and shall have become a Final Order (as defined in Article 10); provided, however, that Buyer will use its reasonable efforts to consummate the transactions contemplated hereby under circumstances where an appeal of the Sale Order is pending, no stay has been obtained, and Buyer reasonably believes that closing the transaction will moot any such appeal(s).  Any other orders of the Bankruptcy Court with respect to this Agreement shall be in form and substance reasonably satisfactory to Buyer.

6.2           Conditions Precedent to Obligations of Seller.  The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

(a)         No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no material breach by Buyer in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Buyer contained in this Agreement, if specifically qualified by materiality, shall be true and correct in all respects as of the date hereof and as of the Closing Date and, if not so qualified, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for representations or warranties that are made by their terms as of a date specified by month, day and year, which shall be true and correct or true and correct in all material respects, as applicable, as of such specified date.  Seller shall receive at the Closing a certificate dated as of the Closing and executed on behalf of Buyer, certifying in such detail as Seller may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the covenants, representations and warranties of Buyer contained in this Agreement, specifying in detail the extent of any breaches thereof.

(b)         No Legal Obstruction.  Except as is otherwise contemplated by the Bankruptcy Case, no suit, action or proceeding not disclosed in this Agreement by any person, entity or governmental agency shall be pending or threatened in writing, which could reasonably be expected to have a material adverse effect upon (i) Buyer or (ii) the benefits to Seller of the transactions contemplated hereby.  No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any governmental agency challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling the disposition of or discontinue or materially restrict the operations of a significant portion of Buyer.

(c)         Cure of Defaults.  Buyer shall have satisfied its obligations, if any, under Section 1.6.

(d)         Sale Order.  The Sale Order shall have been entered, shall be in form and substance reasonably satisfactory to Buyer, and shall have each become a Final Order; provided,

however, that Buyer will use its reasonable efforts to consummate the transactions contemplated hereby under circumstances where an appeal of the Sale Order is pending, no stay has been obtained, and Buyer reasonably believes that closing the transaction will moot any such appeal(s).  Any other orders of the Bankruptcy Court with respect to this Agreement shall be in form and substance reasonably satisfactory to Buyer.

6.3           Waiver of Conditions.  Buyer may unilaterally waive any of the conditions to closing set forth in Section 6.1 of this Agreement.  Seller may unilaterally waive any of the condition to closing set forth in Section 6.2 of this Agreement.

ARTICLE 7

BANKRUPTCY ACTIONS

7.1           Commencement of the Case.  Seller has filed a voluntary petition under chapter 11 of the Bankruptcy Code.

7.2           Bankruptcy Court Approvals.

The Seller has sought and obtained an order setting a hearing to approve the sale of the Assets and the assumption of the Assumed Liabilities (the “Sale Hearing”) for February 12, 2008 at 9 a.m.  At the Sale Hearing the Debtor shall seek an order (the “Sale Order”) authorizing (A) Seller to sell the Assets to Buyer pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all interests in or to the Assets within the meaning of the Bankruptcy Code Section 363(f), and otherwise free and clear of all other liens, encumbrances, claims and liabilities, except for the Assumed Liabilities, and (B) Buyer to assume the Assumed Liabilities and Seller to be relieved of liability therefrom.   The Seller shall use all reasonable efforts to cause the Bankruptcy Court to enter the Sale Order as promptly as practicable, but in no event later than one (1) Business Day after the commencement of the Sale Hearing.

(i)            The Sale Order shall provide, among other things, that:

(A)          The Sale Motion is granted and the sale of the Assets (including the assumption and assignment of the Assigned Agreements), in accordance with the terms and conditions of this Agreement, is approved.  The sale of the Assets is necessary, essential and appropriate under the circumstances of the Seller’s bankruptcy estate, which (together with the Seller’s creditors) would suffer immediate and irreparable harm if the Seller were not permitted to sell the Assets (including assumption and assignment of the Assigned Agreements) at this time.  The transactions contemplated by this Agreement are permissible under Sections 363 and 365 of the Bankruptcy Code, and do not amount to a sub rosa plan of reorganization.  The Seller has engaged in fair and reasonable marketing, advertising and other sale efforts and procedures in connection with the transactions, both before and after the Petition Date, and has complied with the Bid Procedures Order.

(B)           The Sellers have obtained a fair and reasonable price for the Assets.

(C)           Notice of the Sale Motion was appropriate and adequate in the circumstances and complied in all respects with the requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Bankruptcy Court and the Bid Procedures Order, and is approved.  No further notice of, or hearing on the Sale Motion is required.  Adequate notice of and an opportunity to be heard with respect to the Sale Motion has been given to all parties in interest, including all Persons claiming any interest in or Lien on the Assets, including landlords under any Assumed Leases, non-Seller parties to any Assigned Agreements and governmental taxing authorities that may, as a result of the transactions authorized hereby have claims, whether contingent, unliquidated, unknown or otherwise.

(D)          The Assets (including the Assigned Agreements) will be sold to the Purchaser free and clear of all Encumbrances, and of any other interests in the Assets because, in each case as appropriate, the requirements of Section 363(f) of the Bankruptcy Code have been satisfied.  The sale free and clear and the assumptions and assignments shall be self-executing and neither the Seller nor the Buyer shall be required to execute or file releases, termination statements, assignments, consents or other instruments in order to effectuate the sale of the Assets free and clear, or to bind the non-Seller parties to the assumption and assignment of the Assigned Agreements.  Any Encumbrances and other interests in the Seller’s interest in the Assets shall attach to the proceeds from the sale in the order of their priority, with the same validity, force and effect which they now have against the Assets.

(E)           The Assigned Agreements to be assumed and assigned under this Agreement and the Sale Order shall be in full force and effect, with no oral or other modifications or waivers thereof, and all payments due there under are current.  If the Closing occurs, the Buyer shall pay the portion of the Cure Amounts, if any, due under Section 1.6 of this Agreement.  If the Closing occurs, the Seller, not the Buyer, shall be solely responsible for satisfying any other obligations that accrue before the Effective Time under the Assigned Agreements, and the Buyer, not the Sellers, shall be solely responsible for satisfying any obligations accruing there under after the Effective Time.   Subject to Section 7.5 herein, no consents are necessary for the assumption and assignment of any of the Assigned Agreements, and the assumption and assignment of each of the Assigned Agreements shall be effective at the Closing notwithstanding any provisions therein or in applicable law that restrict the assignability thereof.

(F)           This Agreement was proposed, negotiated and entered into by the Sellers and the Purchaser without collusion, in good faith and from arms’-length bargaining positions.

(G)           The terms and conditions of the transactions set forth in this Agreement are approved, this Agreement and the other Sale Documents (when executed) will constitute valid and binding agreements of the Seller, enforceable against them in accordance with their terms, and the Seller is authorized, empowered and directed to take all such action as may be necessary or appropriate to consummate the transactions, all without further order of the Bankruptcy Court.

(H)          The Bankruptcy Court shall retain jurisdiction to implement and enforce the terms of this Agreement and the Sale Order, including the terms on which the

Assigned Agreements are assumed and assigned.  The Buyer has furnished adequate assurance of future performance.

(I)            No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the transactions authorized herein.

(J)            The Sale Order is a final, appealable order, which shall be effective immediately upon entry, except to the extent stayed by its terms.  The ten (10) day stay of the Sale Order, as provided in Rule 6004(h) and 6006(d) or any other Rule of the Federal Rules of Bankruptcy Procedure, shall not apply.  Absent judicial imposition of a stay of the Sale Order pending appeal, the Seller and the Buyer may immediately consummate the Transactions approved hereby, notwithstanding whether an appeal of the Sale Order is pending at any time.

7.3           [Intentionally Omitted].

7.4           [Intentionally Omitted].

7.5           Adequate Assurance of Future Performance; Cooperation.  The Buyer shall be responsible for providing evidence and argument in support of the Sale Motion in order to establish its ability to provide “adequate assurance of future performance” (within the meaning of Section 365(f)(2)(B) of the Bankruptcy Code) of each Assigned Agreement.  The Seller agrees to use commercially reasonable efforts to cooperate with the Buyer in the presentation of such evidence and argument. The Bankruptcy Court’s refusal to approve the assumption by the Buyer of any Assigned Agreement on the grounds that “adequate assurance of future performance” by the Buyer of such Assigned Agreement has not been provided shall not constitute grounds for termination pursuant to Section 8.1 hereof.  In addition, the Buyer shall reasonably cooperate with the Seller in the Seller’s efforts to obtain the approval of the Sale Motion.

ARTICLE 8

TERMINATION RIGHTS; CLOSING DELIVERIES

8.1           Termination of Agreement.  The parties may terminate this Agreement and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of each of Seller and Buyer at any time prior to the Closing;

(b)           [Intentionally Omitted];

(c)           by Seller, if (i) the Closing shall not have occurred on or prior to the Termination Date (as defined in Section 2.3), unless such failure to consummate the transactions herein is the result of a material breach of any representation, warranty, covenant or other agreement contained in the Sale Documents by the Seller, or (ii) upon written notice to Buyer at any time prior to the Closing, and following written notice thereof and a cure period of five (5) business days thereafter, if Buyer shall have breached any representation, warranty or covenant contained in this Agreement in any material respect;

(d)           by Buyer, if (i) the Closing shall not have occurred on or prior to the Termination Date, unless such failure to consummate the transactions herein is the result of a material breach of any representation, warranty, covenant or other agreement contained in the Sale Documents by the Buyer, or (ii) upon written notice to Seller at any time prior to the Closing, and following written notice thereof and a cure period of five (5) business days thereafter, if Seller shall have breached any representation, warranty or covenant contained in this Agreement in any material respect (provided, however, that (1) for purposes of this Section 8.1(d), any representations and warranties of the Seller contained in Article 3 of this Agreement are qualified in their entirety by those qualifications set forth in clauses (i) through (iv) of the introductory paragraph to such Article 3, and (2) any covenants of the Seller contained in this Agreement are qualified in their entirety by those qualifications set forth in clauses (i) through (iii) of the introductory paragraph to Article 5);

(e)           by either party, upon written notice to the other and following a cure period of three (3) business days, if the Closing has not occurred by 5:00 p.m. Central Time on the day that is two (2) business days following the entry of the Sale Order; provided, that (i) no stay of the Sale Order shall be in effect, (ii) the Sale Order shall contain a waiver of the automatic ten (10) day stay under Rule 6004(h) of the Federal Rules of Bankruptcy Procedure, and (iii) the terminating party is not then in material breach of this Agreement; and

(f)            by either party, upon written notice to the other, if the Sale Order shall not have been entered by the Bankruptcy Court on or prior to 5 p.m. Central Time on February 13, 2008.

8.2           Procedure and Effect of Termination.  In the event that either Buyer or Seller terminates this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties to this Agreement, specifying the particular provision of Section 8.1 upon which such termination is based, and this Agreement shall terminate (subject to the retention of the Deposit by Seller in the event of termination under Section 8.1(c)) and the transactions contemplated hereby shall be cancelled, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)         upon request therefor, each party shall redeliver (or, at the option of the party holding such documents, destroy the same) all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)         no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except that the provisions of this Section 8.2 shall remain in full force and effect.

ARTICLE 9

OTHER AGREEMENTS

9.1           Cooperation.  Buyer and Seller will, at any time, and from time to time, after the execution of this Agreement, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and the other Sale Documents (including the exercise of good faith in the Bankruptcy Case and related proceedings).

9.2           Risk of Loss.  Seller assumes all risk of loss due to fire or other casualty up to the Effective Time and Buyer shall assumes all risk of loss subsequent to the Effective Time.

9.3           Apportionment.  Any unpaid rents, taxes, assessments, common area maintenance charges, expenses and other charges (“Unpaid Charges”) for which Seller is directly or indirectly responsible and which relate to the Restaurant Sites for periods both before and after the Effective Time shall be prorated between Seller and Buyer on a daily basis, with Seller responsible for payment of all such Unpaid Charges allocable to the time period up to and including the Effective Time and with Buyer responsible for payment of all such Unpaid Charges allocable to the time period thereafter.  Seller and Buyer agree that all such Unpaid Charges (except to the extent reasonably disputed) shall be paid in full by either Seller or Buyer, as the case may be, within sufficient time to prevent any taxing agency or other creditor from making any claim.  If Seller or Buyer pays any Unpaid Charges in full in accordance with the preceding sentence, the other shall promptly reimburse its pro rata portion to the paying party upon receipt of written notice of the fact and amount of such payment (subject, in Seller’s case, to the approval of the Bankruptcy Court).  Buyer agrees to reimburse Seller for any Prepaid Charges, including prepayments of rents, security deposits (but only to the extent of the aggregate amount of security deposits with respect to which the estoppel certificates for the lease to which the security deposit relates states that no claim then exists against such deposits), taxes, expenses and other charges made by Seller to the extent and in the proportion that such Prepaid Charges are retained for the benefit of Buyer or relate to periods after the Effective Time.

ARTICLE 10

DEFINITIONS

For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” has the meaning ascribed to that term in Rule 405 of the Securities Act of 1933, as amended.

“Encumbrance” means, with regard to any asset, a mortgage, deed of trust, pledge, lien, collateral agreement, security interest, claim (including, without limitation, as that term is defined in Section 101(5) of the Bankruptcy Code), security arrangement, liability, encumbrance, accrued but unpaid taxes, tax liens or any other interest of any nature whatsoever in respect of such asset to the fullest extent any such interest can be eliminated under Section 363(f) of the Bankruptcy Code; provided, however, that the term Encumbrance shall not include the rights pursuant to Section 365(n) of the Bankruptcy Code of any licensee under a license of “intellectual property” (as such term is defined in Section 101(35A) of the Bankruptcy Code) or fee interests in real property such as easements or rights of way.

“Final Order” means an order or judgment of the Bankruptcy Court which has not been reversed, stayed, modified or amended and is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing (giving effect to any reduction or elimination of the appeal period pursuant to an order of the Bankruptcy Court), and as to which no appeal, certiorari proceeding, other proceeding for review or rehearing shall then be pending.

“Governmental Unit” means the United States of America; any state; commonwealth; district; territory; municipality or foreign state; and any department, agency or instrumentality (including but not limited to any regulatory or administrative authority or agency, court or arbitrational tribunal thereof) of the United States of America (but not a United States Trustee while serving as a trustee in a case under the Bankruptcy Code), or any state, commonwealth, district, territory, municipality or foreign state; or other foreign or domestic government.

“Knowledge” means the actual knowledge by Craig Barber or Bob Langford in their capacity as officers and directors of Seller.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means, with respect to any Person, any Liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the business conducted by Seller at the Restaurant Sites (taken as a whole), (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, or (iii) the Assets taken as a whole.

“Person” means any shareholder, individual, corporation, partnership, firm, joint venture, association, joint-stock seller, trust, unincorporated organization, regulatory body or other entity.

 “Release” means any release, spill, emission, leaking, plumbing, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the environment or into or out of any property.

 “Taxes”  means  (whether or not disputed) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real property, personal property, occupancy, asset, sales, use, license, payroll, transaction, capital, capital stock, net worth, estimated, withholding, employment, social security, unemployment, unemployment compensation, workers’ compensation, disability, utility, severance, production, environmental, energy, business, occupation, mercantile, franchise, premium, profits, windfall profits, documentary, stamp, registration, transfer and gains taxes, toll charges (for example, toll charges under Sections 367 and 1492 of the Bankruptcy Code), or other taxes of any kind whatsoever, imposed by or payable to the United States, or any state, country, local or foreign government or subdivision, instrumentality, authority or agency thereof or under any treaty, convention or compact between or among any of them, and in each instance such term shall include any interest (including interest on deferred tax liability under Section 453A(c) of the Bankruptcy Code and “look-back” interest under Section 460 of the Bankruptcy Code and similar amounts of interest imposed by the Bankruptcy Code), penalties, additions to tax or similar charges imposed in lieu of a Tax or attributable to any Tax, other than taxes imposed on or payable by Seller that are, or that are in the nature of taxes that are, based upon, measured by or imposed with respect to capital, net worth, net receipts or net income (including without limitation minimum taxes, tax preference items, alternative minimum taxes, capital gains taxes, excise taxes, personal holding company taxes and excess profits taxes).

ARTICLE 11

MISCELLANEOUS

11.1         Notices, Consents, etc.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by courier, at the addresses as set forth below or at such other addresses as may be furnished in writing, or (d) delivered by facsimile transmission with confirmation of successful transmission, at the numbers as set forth below or at such other numbers as may be furnished in writing.   Any notice required herein shall be in writing (to the individuals listed in Section 11.1, unless specified otherwise pursuant to Section 11.1) unless specifically permitted to be given orally.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

(a)         If to Seller:

Barnhill’s Buffet, Inc.

1210 Briarville Road

Madison, TN  37115

Attn:  W. Craig Barber, President

Facsimile:  (615) 277-1220

With a copy to Seller’s counsel:

The Hancock Law Firm

102 Woodmont Boulevard, Suite 200

Nashville, TN 37205

Attn:  Caldwell Hancock, Esq.

Facsimile: (615) 345-0203

(b)         If to Buyer:

Starlite Holdings, Inc.

1312 N. Scottsdale Road

Scottsdale, AZ 85257

Attn:  Robert E. Wheaton, Chief Executive Officer

Facsimile:  (480) 425-0494

With a copy to:

Kirkpatrick Stockton LLP

Suite 400

3737 Glenwood Avenue

Raleigh, NC  27612

Attn:  B. Ford Robertson, Esq.

Facsimile:  (919) 510-6110

11.2         Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision that shall remain in full force and effect and be enforceable to the fullest extent permitted by law.

11.3         Amendment and Waiver.  This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

11.4         Actions Necessary to Complete Transaction.  Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement, provided that Seller’s obligations hereunder shall be subject to any limitations imposed by the Bankruptcy Court or in connection with the Bankruptcy Case.

11.5         Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original executed counterpart of this Agreement.

11.6         Expenses.  Except as otherwise provided herein, each party to this Agreement agrees to pay its own reasonable costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the other Sale Documents.  Each party will be responsible for their respective Taxes, directly or indirectly attributable to the transactions contemplated by the Agreement.

11.7         Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Tennessee, without giving effect to provisions thereof regarding conflicts of law.  Each party and each Person claiming hereunder hereby designates the Bankruptcy Court as the only court of proper jurisdiction and venue for any actions or proceedings relating to this Agreement, hereby irrevocably consents to such designation, jurisdiction and venue; and hereby waives any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in the Bankruptcy Court; and hereby consents to service of process under the statutes and rules applicable to the Bankruptcy Court.

11.8         Headings.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.9         Incorporation of Schedules and Exhibits.  The Schedules and Exhibits hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full.  References to “this Agreement” and the words “herein”, “hereof” and words of similar import refer to this Agreement (including the Schedules and Exhibits) as an entirety.  In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control.  Capitalized terms used in the Schedules have the meanings assigned to them in this Agreement.  The Section references referred to in the Schedules are to Sections of this Agreement, unless otherwise expressly indicated.

11.10       Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Buyer or Seller in any manner whatsoever, whether directly or by operation of law or otherwise, without the prior written consent of the other party.  Any assignment or attempted assignment of all or any portion of this Agreement which is not expressly permitted hereby shall be null and void and of no force or effect.

11.11       Entire Agreement.  This Agreement, the other Sale Documents, and the documents, schedules and exhibits described herein or attached or delivered pursuant hereto collectively constitute the sole and only agreement among the parties with respect to the subject matter hereof.  Any agreements, representations or documentation respecting the transactions contemplated by this Agreement, and any correspondence, discussions or course of dealing which are not expressly set forth in this Agreement, the other Sale Documents, or the documents, schedules and exhibits described herein or attached or delivered pursuant hereto or are null and void, it being understood that no party has relied on any representation not set forth in this Agreement, the other Sale Documents or the documents, schedules and exhibits described herein or attached or delivered pursuant hereto.

11.12       Third Parties.  Nothing herein express or implied is intended or shall be construed to confer upon or give to any Person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

11.13       Interpretative Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections, schedules or exhibits are to Articles, Sections, schedules or exhibits in this Agreement, and (b) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (c) the term “including” shall mean by way of example and not by way of limitation.

11.14       No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

11.15       Time of Essence.  Time is of the essence with respect to this Agreement.

11.16       Survival of Representations and Warranties.  All representations and warranties of the parties set forth herein shall not survive the Closing and shall not be of any force or effect thereafter.  Without limiting the foregoing, the parties agree and acknowledge that (a) any representations and warranties of the Seller contained in Article 3 of this Agreement and referenced in this Section 11.16 are qualified in their entirety by those qualifications set forth in clauses (i) through (iv) of the introductory paragraph to such Article 3, and (b) Seller’s liability with respect to representations and warranties made by Seller hereunder are subject to the limitations set forth herein and in Section 8.1.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BARNHILL’S BUFFET, INC.

By:	/s/ W. Craig Barber
Name:	W. Craig Barber
Its:	President

STARLITE HOLDINGS, INC.

By:	/s/ Ron Dowdy
Name:	Ron Dowdy
Its:	Secretary

SCHEDULES TO ASSET PURCHASE AGREEMENT

The following schedules (each a “Schedule” and together the “Schedules”) to the Asset Purchase Agreement (the “Agreement”), dated as of the 29th day of January , 2008, by and among Starlite Holdings, Inc., a Delaware corporation (the “Buyer”), and Barnhill’s Buffet, Inc., a Tennessee corporation (the “Seller”), are incorporated by reference in and made a part of the Agreement.  Capitalized terms used but not defined in the Schedules have the meanings ascribed thereto in the Agreement.

Each disclosure in a particular Schedule is made specifically, and a disclosure made in any particular Schedule or section thereof shall not be deemed to have been disclosed in any other section of such Schedule or in any other Schedule.

EXHIBIT A

Restaurant Locations

1. Apopka, FL

2. Orange City, FL

3. Gulfport, MS

4. Moss Point, MS

EXHIBIT B

Tangible Personal Property

EXHIBIT C

Personal Property Leases; Executory Contract; Additional Contracts

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to the ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2008, is by and among BARNHILL’S BUFFET, INC., a Tennessee corporation (the “Seller or the Company”) and STARLITE HOLDINGS, INC., a wholly owned subsidiary of Star Buffet, Inc., a Delaware corporation, (together with any successor and assigns, the “Buyer”).

RECITALS

WHEREAS, the Company and the Buyer entered into the Agreement, such agreement being subject to terms and conditions set forth therein; and

WHEREAS, the Company and the Buyer desire to make modifications to certain terms within the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.                                       Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Purchase Price.  The purchase price for the sale of the Assets shall be $1,075,000.00 in cash (the “Purchase Price”).”

2.                                       Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Closing.  The “Closing” of the transactions contemplated herein, including payment of the Purchase Price, shall take place at the offices of the Company or such other location in Nashville, TN as may be agreed upon, no later March 31, 2008 (the “Target Date”) (or such earlier date as Buyer and Seller may mutually agree, the “Closing Date”); provided, that no stay of the Sale Order shall be in effect and provided, further, that the Sale Order shall contain a waiver of the automatic ten (10) day stay under Rule 6004(h) of the Federal Rules of Bankruptcy Procedure; provided, further, however, that in no event unless otherwise agreed in writing shall the Closing take place on a date which is after March 31, 2008 (the “Termination Date”).  At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to one or more bank accounts of Seller, or as directed by Seller in accordance with the terms of the Sale Order approved by the Bankruptcy Court.”

3.                                       Section 7.4 of the Agreement that is shown [Intentionally Omitted] shall be replaced with the following

Payment of Termination Fee.

(a)                                  Subject to approval of the Bankruptcy Court, if a Qualified Bid submitted in accordance with the Bid Procedures Order is approved by Order of the Bankruptcy Court and Buyer is not in breach under this Agreement, the Buyer shall be paid a termination fee of Seventy-five Thousand Dollars ($75,000) (the “Buyer Termination Fee”).  Similarly, Buyer shall pay Seller a termination fee equal to the amount of the Deposit (the “Seller Termination Fee”) in the event Seller has satisfied its conditions to closing under the Agreement (or is prevented from doing so by Buyer’s actions) and Buyer fails to close the transactions contemplated by this Agreement.  Payment of the Seller Termination Fee to Seller by Buyer shall constitute liquidated and agreed damages in respect of this Agreement and the transactions contemplated by this Agreement, and Buyer shall have no further liability to Seller.  Seller believes that it is impossible to determine accurately the amount of all damages that Seller would incur by virtue of a breach by Buyer of its obligations to proceed with the transactions contemplated by this Agreement, and its sole and exclusive remedy for any such breach shall be to receive payment of the Seller Termination Fee.  Buyer’s obligation to pay the Seller Termination Fee to Seller shall be discharged upon the release to Seller from the escrow described in Section 2.8 of the full amount of the Deposit.  If this Agreement is terminated for any reason that does not result in the payment of the Seller Termination Fee, the Deposit shall be released from escrow and refunded to Buyer not later than five (5) business days following such termination.

(b)                                 Payment of the Buyer Termination Fee to Buyer shall (i) be full consideration for the Buyer’s efforts and expenses in connection with the bidding process, this Agreement and the transactions contemplated hereby, including the due diligence efforts of the Buyer and its professionals and advisors and (ii) constitute liquidated and agreed damages in respect of this Agreement and the transactions contemplated by this Agreement, and Seller shall have no further liability to Buyer.  Buyer believes that it is impossible to determine accurately the amount of all damages that Buyer would incur by virtue of a breach by Seller of its obligations to proceed with the transactions contemplated by this Agreement, and its sole and exclusive remedy for any such breach shall be to receive payment of the Buyer Termination Fee.  Except as provided in this Section 7.4, Buyer shall have no right nor remedy against Seller, at law or in equity, by reason of a breach by Seller of its obligation to proceed with the transactions contemplated by this Agreement.

(c)                                  The Buyer Termination Fee shall be afforded administrative expense priority status pursuant to Section 503(b)(1)(A) of the Bankruptcy Code and shall be paid upon the earlier of (i) the closing of the transactions contemplated by an accepted Qualified Bid and (ii) entry of any Order of the Bankruptcy Court directing payment by Seller of such amounts.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, no Buyer Termination Fee or Seller Termination Fee shall be payable to any party to this Agreement if such party is in material breach of any provision of this Agreement.

4.                                       Capitalized terms used in this Amendment which are not defined in this Amendment shall have the meaning assigned to such term or terms in the Agreement.

5.                                       No other term or terms of the Agreement are changed, altered, modified or amended, except as specifically set forth in this Amendment.  The Agreement, as amended and modified by this Amendment, is hereby ratified and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of February 14, 2008.

BARNHILL’S BUFFET, INC.

By:	/s/ W. Craig Barber
Name: W. Craig Barber
Its: President

STARLITE HOLDINGS, INC.

By:	/s/ Ron Dowdy
Name:	Ron Dowdy
Its:	Secretary